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                                   MONTGOMERY
                                    AGREEMENT

     AGREEMENT, made this 18th day of November, 1994 between THE PENN TRAFFIC COMPANY, a Delaware Corporation, with its principal office located at 1200 State Fair Boulevard, Syracuse, New York 13209 ("Penn Traffic") and THE GRAND UNION COMPANY, a Delaware Corporation, with its principal office located at 201 Willowbrook Boulevard, Wayne, New Jersey 07470 ("Grand Union").

                                 R E C I T A L S

     1. Penn Traffic desires to deliver to, store at and withdraw from the Grand Union warehouse, located at 124 Bracken Road, Montgomery, New York 12549 ("Montgomery Warehouse") , health and beauty care products ("HBC Products") and general merchandise products ("GM Products") owned by Penn Traffic (collectively the "Products").

     2. Grand Union sold to Penn Traffic, and Penn Traffic purchased from Grand Union, all of the Products located at the Montgomery Warehouse on September 29, 1993 free and clear of any and all liens, claims, encumbrances, of whatever kind, nature and description in consideration of the total purchase price of $12,820,851.00, the receipt of which has been acknowledged.

     3. Grand Union procures HBC Products for both Grand Union and Penn Traffic, and Penn Traffic, through its Big

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Bear division, procures GM Products for both Penn Traffic and Grand Union.
(However, the parties acknowledge that effective on or about August 15, 1994 Big Bear resumed procuring its own HBC Products.)

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

     1. AUTHORIZATION AS AGENT. Penn Traffic authorizes Grand Union to act as its agent for the procurement of HBC Products and the storage and shipments of the Products stored at the Montgomery Warehouse. Grand Union authorizes Penn Traffic to act as its agent for the procurement of GM Products, which will be stored at the Montgomery Warehouse.

     2. PROCUREMENT OF HEALTH & BEAUTY CARE. Grand Union shall negotiate, procure, purchase and pay for all HBC Products to be delivered to the Montgomery Warehouse and to Penn Traffic's Big Bear Warehouse in Columbus, Ohio, until Big Bear resumes purchasing its own HBC Product as referred to in recital #1 set forth above. Penn Traffic shall reimburse Grand Union for these purchases within 28 calendar days of the week ending date of the receipt of the HBC Product, unless there is a major change in overall average days to pay terms, for example a recently announced change in

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terms by Proctor & Gamble to be effective on or about October 1, 1994, in which case the parties shall mutually agree to new terms.

     3. BUYER/MERCHANDISING COST. The cost of those employees of Grand Union and Penn Traffic responsible for the purchase and merchandising of HBC Product and GM Product for delivery to Montgomery and Columbus (for Product commonly carried) shall be shared between Penn Traffic and Grand Union on a pro rata basis, based upon the dollar amount of warehouse withdrawals at cost of each company for the 28 day period such costs are incurred and payable the later of
(i) 14 days after the end of the 28 day period during which such costs are incurred or (ii) 14 days after receipt of such information, which shall include a schedule of the employees, job descriptions and costs.

     4. STORAGE OF PRODUCTS AND AUTHORIZATION TO SHIP PRODUCTS. Grand Union agrees to make available to Penn Traffic such a portion of the storage capacity of the Montgomery Warehouse as Penn Traffic may require from time to time for the storage of the Products. Grand Union shall take all steps necessary, including physical segregation of products, to assure that the Products, in Penn Traffic's sole judgment, are isolated and readily identifiable as the sole and exclusive property of Penn Traffic. Penn Traffic

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authorizes Grand Union to ship product from the Montgomery Warehouse to Grand
Union and Penn Traffic based on orders placed by the individual parties. Grand Union and Penn Traffic each acknowledge and agree that the manner in which the products are being stored and segregated in October and November 1994 is satisfactory and acceptable pursuant to this paragraph 4.

     5.   TITLE, RISK OF LOSS, ETC.

          A. Title to and risk of loss of the Products shall at all times remain in Penn Traffic, including while in storage at the Montgomery Warehouse or in possession of freight carriers for Product purchased FOB shipping point, and Penn Traffic shall provide adequate insurance coverage commensurate with accepted business practice. Grand Union shall use reasonable care in the storage of the Products. Grand Union shall indemnify Penn Traffic for any loss sustained by Penn Traffic, limited to the extent of any insurance deductible, as a result of damage to the Products caused by the negligence or misconduct of Grand Union and Penn Traffic shall indemnify Grand Union for any loss, net of insurance proceeds, sustained by Grand Union as a result of damage to the Montgomery Warehouse caused by the negligence or misconduct of Penn Traffic.

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          B.   Ownership and title of the Product shall remain with Penn Traffic at all times and Grand Union shall have no right to pledge, grant a security interest in or otherwise encumber the Product.

          C. Grand Union warrants that it has not and will not issue warehouse receipts or similar documents with respect to the Product located in Montgomery.

          D. Grand Union shall give Penn Traffic immediate notice of any event that will affect Penn Traffic's ownership and title to the Product.

     6. PERPETUAL INVENTORY. Grand Union shall maintain daily perpetual inventory reports consistent with Grand Union's current internal practices. Grand Union agrees to make available Penn Traffic with all information necessary to maintain a perpetual inventory, including vendor invoices, purchase orders, receiving documents, warehouse receipts and other data. Grand Union shall provide Penn Traffic with a weekly recap of the daily inventory movement, no later than the Wednesday following each week. Additionally, the weekly recap should be reconciled to the daily perpetual inventory. Grand Union agrees to provide Penn Traffic with inventory reports necessary for the accurate reporting of inventory necessary to meet SEC and income tax reporting.

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     7.   PHYSICAL INVENTORY.  There shall be a minimum of two (2) physical inventories of the Penn Traffic Product at the Montgomery Warehouse conducted each Penn Traffic fiscal year unless Grand Union and Penn Traffic agree that additional inventories are necessary. The two regularly scheduled inventories shall occur at Penn Traffic's sole discretion, provided Penn Traffic gives Grand Union at least thirty (30) days' prior written notice of the physical inventory. The inventory shall be administrated by Grand Union warehouse and supervisory personnel and other outside services, as deemed appropriate, and supervised by Penn Traffic management personnel. Thirty days prior to the inventory, Grand Union and Penn Traffic shall establish the procedures of the inventory, including inventory recount parameters, order polling schedules, cutoff procedures and the like. Grand Union shall provide Penn Traffic with a preliminary priced inventory at the conclusion of the physical inventory and a final priced inventory within seven (7) calendar days of the physical inventory.

     Penn Traffic shall provide Grand Union with a reconciliation of the final priced inventory to the book amounts within thirty (30) days of the physical inventory. Grand Union shall have the right to examine, inspect and audit the reconciliation of the priced physical inventory to

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the book amounts.  All shortages will be shared by Penn Traffic and Grand Union in the proportion of the cost of product shipped from the Montgomery Warehouse to Penn Traffic and Grand Union stores calculated over the period of time since the last physical inventory. Grand Union shall reimburse Penn Traffic for all shortages in excess of .25 percent of store shipments, unless the shortage is specifically identifiable as related to Penn Traffic.

     All overages will be shared by Penn Traffic and Grand Union by the proportion of product shipped from the warehouse to Penn Traffic and Grand Union stores calculated over the period of time since the last physical inventory.

     However, to the extent there is a loss on any physical inventory in excess of .25 percent of store shipments which immediately follows or immediately precedes a physical inventory which produced a physical inventory gain, the respective gain and loss shall be netted for purposes of calculating the amount in excess of .25 percent of shipments.

     8. WAREHOUSING AND HANDLING SERVICES. All costs, charges and expenses of operating the Montgomery Warehouse shall be divided between Penn Traffic and Grand Union on a prorated basis based upon the units shipped to each company for each 28 day period such costs, charges and expenses are incurred, when the ratio of total costs are equal to or less

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than 3.5% of product cost.  When the aforementioned ratio is in excess of 3.5%, the prorated basis will be based upon the dollar amount of warehouse withdrawals of each company.

     Penn Traffic shall pay Grand Union for Penn Traffic's prorated share of said costs and expenses 14 days after the end of the 28 day period in which such costs were incurred.

     9. CARRYING CHARGES. Grand Union shall pay Penn Traffic for Grand Union's prorated share of the interest carrying costs allocated to the Penn Traffic inventory held at Montgomery on a weekly basis. The interest carrying cost will be based on an interest rate of ten percent (10%) and computed as set forth on Exhibit A. Penn Traffic and Grand Union will periodically evaluate the inventory on hand and seek to (a) provide consistent days on hand levels of HBC Product and GM Product and (b) minimize such inventory levels, each consistent with good business practices.

     10. SHIPMENTS OF PRODUCTS FROM MONTGOMERY TO GRAND UNION STORES. Grand Union agrees to purchase GM Products and HBC Products for its stores from the Penn Traffic inventory at the Montgomery Warehouse based on the weekly average cost of the Products. Grand Union shall reimburse Penn Traffic for these purchases within 28 calendar days of the week ending date of the receipt of the Products. Title to the GM and HBC Product shall pass immediately to Grand Union upon

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the Product leaving the Montgomery Warehouse if the final destination of that
Product is a Grand Union store.

     11.  STORE CREDITS.

          A. Redlines (cross offs) are to be deducted from each store invoice order on a per order basis. The amount due for each order will be the gross invoice amount less redlines.

          B. Product returns will be returned to the receiving company (Division) reclamation center. Major returns to the Montgomery Warehouse will be permitted upon prior authorization from the Montgomery Warehouse management.

          C. Billing errors are to be corrected by Grand Union and a complete detail provided to Penn Traffic each Tuesday for the prior week.

          D. Discrepancy rate - Grand Union and Penn Traffic agree to allow stores a discrepancy rate credit for the purpose of eliminating the need to process requests for credit due to selection discrepancies.

               Grand Union and Penn Traffic agree that the discrepancy rate will be applied to all store shipments and is to be established based on a joint audit of a selected number of store orders. From time to time Penn Traffic will have the right to audit further orders on an unannounced basis for the purpose of validating and adjusting the

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discrepancy rate.  All audits shall be conducted with a representative of Grand
Union in attendance.

     12. VENDOR RETURNS AND PRODUCT RECALLS. Grand Union shall promptly process all HBC Product vendor returns and product recalls and remit to Penn Traffic such credits within 7 calendar days of the week ending date of the collection of the credits from vendors. Grand Union agrees to provide all required vendor authorization documents for HBC Product stored at Montgomery in a timely manner. Penn Traffic agrees to provide all required vendor authorization documents for GM Product in a timely manner. Grand Union agrees to process all returns to vendor no later than 14 days of the week ending date of the vendor return shipment.

     13. SALVAGE AND DIVERTER SALES. Penn Traffic authorizes Grand Union, upon Penn Traffic's written consent, to make sales of HBC Product to diverters and salvagers as may be requested. Penn Traffic will provide the Montgomery Warehouse with written authorization for release of HBC Product and GM Product for each sale to a diverter or salvager. All funds collected from these sales by Grand Union shall be reimbursed to Penn Traffic within 7 days of the week ending date of the sale.

     14. ALLOWANCES. All revenues derived from the purchase of the Products, including but not limited to allowances,

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cash discounts, slotting allowances, placement allowances and advertising allowances, net of required repayments (except for allowances which Penn Traffic and Grand Union jointly agree shall be allocated to the participating parties specifically), shall be shared between Penn Traffic and Grand Union on a prorated basis, based upon the dollar amount of warehouse withdrawals of each company at cost for the 28 day period such allowances are recorded. Whether allocated specifically or based on warehouse withdrawals, Grand Union shall pay Penn Traffic for Penn Traffic's prorated share of HBC Product allowances and Penn Traffic shall pay Grand Union for Grand Union's prorated share of GM Product allowances 14 days after the end of the 28 day period in which such allowances are recorded.

     15. VENDOR COUPON AND RECLAMATION CLAIMS. Vendor coupon and reclamation claims relating to HBC Products shall be collected by Grand Union and those relating to GM Products shall be collected by Penn Traffic providing the collecting party has the exclusive vendor purchasing relationship. It is the responsibility of the claimant to supply to the deducting entity information in sufficient detail, as agreed by Grand Union and Penn Traffic from time to time, to allow the deduction to be processed. Any cash received directly by the claimant must be communicated promptly to the deducting

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party so that the deduction may be canceled or repaid.  Deductions, net of required repayments, shall be remitted by the deducting party to the claimant 7 days after the end of the week during which the deductions were made.

     16. PURCHASE ORDER INVOICE DIFFERENCES. A net account payable, representing differences between amounts recorded upon receipt of inventory based on purchase order cost and amounts actually paid to vendors (the net of (A) and (B) below), will be calculated for each 28 day period during which such differences occur as follows:

          A.   Amounts payable to Penn Traffic

               (i) the amount by which the received inventory cost of HBC products purchased by Grand Union exceeds the related amounts paid to vendors plus

               (ii) the amount by which payments to vendors for general merchandise products purchased by Penn Traffic exceeds the received inventory cost of such products less

               (iii) the amount of physical inventory (29E) cost adjustments made to inventory relating to (A)(i) and (A)(ii) above.

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          B.   Amounts payable to Grand Union

               (i) the amount by which the received inventory cost of general merchandise purchased by Penn Traffic exceeds the related amounts paid to vendors plus

               (ii) the amount by which payments to vendors for HBC products purchased by Grand Union exceeds the received inventory cost of such products less

               (iii) the amount of physical inventory (29E) cost adjustments made to inventory relating to (B)(i) and (B)(ii) above.

          Such net amount calculated above shall be shared between Penn Traffic and Grand Union on a pro rata basis, based upon the dollar amount of warehouse withdrawals at cost of each company for the 28 day period such costs are incurred and payable 14 days after the end of the 28 day period during which such costs are incurred. Grand Union and Penn Traffic agree to provide each other upon request vendor and item detail for each transaction affecting the net account payable. This detail will include but not be limited to vendor name, item, received cost, invoiced cost, allowances and all applicable discounts.

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     17.  OTHER MISCELLANEOUS DEDUCTIONS.  Other miscellaneous deductions or payments which may be made by either Penn Traffic or Grand Union for the benefit of the other party shall be remitted directly or shared based on pro rata shipments depending on the nature of the item and as agreed to by the parties from time to time.

     18. START-UP COSTS. Start-up costs solely related to the joint buying program shall be identified by Penn Traffic and Grand Union and shall be shared between Penn Traffic and Grand Union on a pro rata basis, based upon the dollar amount of warehouse withdrawals at cost of each company for an agreed upon period which reflects full participation usage of the Montgomery facility by each company.

     19. TERM. This Agreement shall continue until July 1, 1995. This Agreement shall then continue thereafter, subject to the right of either party to terminate it at any time upon not less than six (6) months' prior written notice ("Notice of Termination"). Upon Notice of Termination, Grand Union and Penn Traffic each agree to cooperate and use their respective best efforts to minimize the procurement of any inventory which Grand Union does not use in its normal course of business. A physical inventory shall be conducted no later than the last day this contract remains in effect ("Termination Date") or the termination date set forth in the

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Notice of Termination.  Upon such termination, Grand Union shall purchase each of the Penn Traffic Products located at the Montgomery Warehouse authorized in Grand Union stores and in reasonable quantities and pay Penn Traffic for same by wire transfer a preliminary estimate of the value of such products within two
(2) business days of the physical inventory with a final settlement to be made upon completion of the inventory valuation within 30 days of the physical inventory. Grand Union is authorized to ship product to its stores during the period from the inventory until final settlement. Any Product which Grand Union does not use in its normal course of business shall be removed from the facility on a timely basis in a manner such as to minimize costs associated with such removal. Any costs associated with the termination of this Agreement shall be divided between Penn Traffic and Grand Union on a prorated basis, based upon the last six month average of units shipped to each company immediately prior to the Notice of Termination, payable within 30 days of the Termination Date. The parties agree to cooperate with each other in reducing the level of inventory during the period prior to the termination date.

     20. BOOKS OF ACCOUNT. Grand Union shall prepare and keep at its principal office for a period of not less than five years following the end of each fiscal year of Penn

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Traffic, accurate books of accounts and records for the Montgomery Warehouse of weekly receipts and shipments as well as HBC Product procurement documentation. Penn Traffic shall have the right to examine, inspect and audit Grand Union's books and records with regard to the HBC Product procurement costs and the costs of operating the Montgomery Warehouse at its sole cost. Penn Traffic shall keep GM Product procurement documentation for a period of not less than five years following the end of each fiscal year of Penn Traffic. Grand Union shall have the right to examine, inspect and audit Penn Traffic's books and records with regard to the GM Product procurement costs at its sole cost. If, as a result of said inspection, any dispute arises between Penn Traffic and Grand Union, then the parties agree to retain and engage Price Waterhouse to review the dispute. The parties shall equally share the costs of Price Waterhouse's audit. All determinations made by Price Waterhouse pursuant to the provisions of this Agreement shall be conclusive and binding on all of the parties and judgment may be rendered thereon.

     21. ABSOLUTE RIGHT OF OFFSET. Each party shall have the full and absolute right of offset with regard to any obligations that are required to be paid to the other party under this Agreement.


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     22.  NOTICES.  All notices provided under the Agreement shall be in writing and may be delivered manually or sent by certified mail postage prepaid to the following addresses:

                         TO PENN TRAFFIC:    1200 State Fair Boulevard
                                             Post Office Box 4737
                                             Syracuse, New York 13221
                                             Attention:  Controller

                         With a Copy To:     1200 State Fair Boulevard
                                             Post Office Box 4737
                                             Syracuse, New York 13221
                                             Attention:  Chief Financial
                                                         Officer

                         TO GRAND UNION:     201 Willowbrook Boulevard
                                             Wayne, New Jersey 07470
                                             Attention:  Executive Vice
                                                         President

                         With a Copy To:     201 Willowbrook Boulevard
                                             Wayne, New Jersey 07470
                                             Attention:  Chief Financial
                                                         Officer

Notice shall be deemed complete upon three (3) business days after mailing by United States certified mail, postage prepaid, as stated above. Addresses for the giving of notices may be changed by written notice to the other party given in the manner as stated above.

     23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and this Agreement may only be modified by a writing signed by both parties.

     24. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York and shall

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be construed and enforced in accordance with the laws of that State.

     25. ASSIGNS. This Agreement shall benefit and inure to bind the successors and assigned of both parties.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the duly authorized representatives as of the date first above written, but to be effective as of September 29, 1993.

                                             THE GRAND UNION COMPANY
ATTEST:

/s/ Kenneth R. Baum                          By: /s/ William A. Louttit
- -------------------                              ----------------------
                                                 William A. Louttit
                                                 Executive Vice President


                                             THE PENN TRAFFIC COMPANY
ATTEST:

/s/ Francis D. Price                         By: /s/ Claude J. Incaudo
- --------------------                             ---------------------
                                                 Claude J. Incaudo
                                                 President


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